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Exhibit 23.1

[KPMG LOGO]

    Suite 2000
    1211 South West Fifth Avenue
    Portland, OR 97204

Independent Auditors' Consent

The Board of Directors
CenterSpan Communications Corporation:

    We consent to incorporation herein by reference on Form S-3 of CenterSpan Communications Corporation of our report dated March 27, 2001, except as to note 15 which is dated August 17, 2001, with respect to the consolidated balance sheet of CenterSpan Communications Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the two-year period ended December 31, 2000, which report contains an explanatory paragraph that states the company classified $2.5 million as research and engineering expenses in 1999 due to the correction of an error in the application of an accounting principle and appears in the December 31, 2000 Form 10-K/A-2 of CenterSpan Communications Corporations filed on August 22, 2001, and to the reference to our firm under the heading "Experts".

Portland, Oregon
November 26, 2001

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Independent Auditors' Consent